Exhibit 4.1

AERCAP IRELAND CAPITAL DAC

formerly known as AerCap Ireland Capital Limited

as Irish Issuer,

AERCAP GLOBAL AVIATION TRUST

as U.S. Issuer,

and

AERCAP HOLDINGS N.V.

as Holdings

TWENTY-FOURTH SUPPLEMENTAL INDENTURE

Dated as of September 25, 2020

to

INDENTURE

Dated as of May 14, 2014

THE GUARANTORS PARTY HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

-i-

Exhibit A	Form of 3.150% Senior Note due 2024

-ii-

TWENTY-FOURTH SUPPLEMENTAL INDENTURE, dated as of September 25, 2020 (this “Twenty-Fourth Supplemental Indenture”), to the Indenture, dated as of May 14, 2014, as amended and supplemented by the fifth supplemental indenture, dated as of September 29, 2014, and the tenth supplemental indenture, dated as of January 26, 2017 (as so amended and supplemented, the “Original Indenture”), among AERCAP IRELAND CAPITAL DAC (formerly known as AerCap Ireland Capital Limited), a designated activity company with limited liability incorporated under the laws of Ireland (the “Irish Issuer”), AERCAP GLOBAL AVIATION TRUST, a statutory trust organized under the laws of Delaware (the “U.S. Issuer” and, together with the Irish Issuer, the “Issuers,” and each, an “Issuer”), AERCAP HOLDINGS N.V., a public limited liability company organized under the laws of the Netherlands (“Holdings”), each of the subsidiary guarantors party hereto or that becomes a guarantor pursuant to the terms of the Original Indenture (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”) and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, as trustee (the “Trustee”).

WHEREAS, the Issuers, the Guarantors and the Trustee have heretofore executed and delivered the Original Indenture to provide for the issuance from time to time of Notes (as defined in the Original Indenture) of the Issuers, to be issued in one or more Series;

WHEREAS, the Original Indenture provides, among other things, that the Issuers and the Trustee may enter into indentures supplemental to the Original Indenture for, among other things, the purpose of establishing the form and terms of Notes (as defined in the Original Indenture) of any Series pursuant to the Original Indenture;

WHEREAS, the Issuers (i) desire the issuance of a Series of Notes (as defined in the Original Indenture) to be designated as hereinafter provided and (ii) have requested the Trustee to enter into this Twenty-Fourth Supplemental Indenture for the purpose of establishing the form and terms of the Notes (as defined in the Original Indenture) of such Series;

WHEREAS, the Issuers have duly authorized the creation of an issue of their 3.150% Senior Notes due 2024 (the “Notes”), which expression includes any further such Notes issued pursuant to Section 2.04 hereof; and

WHEREAS, all action on the part of the Issuers necessary to authorize the issuance of the Notes under the Original Indenture and this Twenty-Fourth Supplemental Indenture (the Original Indenture, as supplemented by this Twenty-Fourth Supplemental Indenture, being hereinafter called the “Indenture”) has been duly taken;

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That, in order to establish the form and terms of the Notes and in consideration of the acceptance of the Notes by the Holders thereof and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions.

(a) Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Original Indenture.

(b) The rules of interpretation set forth in the Original Indenture shall be applied hereto as if set forth in full herein.

(c) For all purposes of this Twenty-Fourth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings:

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of DTC that apply to such transfer or exchange.

“Below Investment Grade Rating Event” means, with respect to the Notes, that at any time within a 60 day period (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Organizations) from the Rating Date, the rating on the Notes is lowered, and the Notes are rated below an Investment Grade Rating, by two Rating Organizations, if the Notes are rated by all three Rating Organizations, or both Rating Organizations, if the Notes are only rated by two Rating Organizations; provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Organizations making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares representing more than 50% of the voting power of Holdings’ Voting Stock;

(2) Holdings ceases to own, directly or indirectly, 100% of the issued and outstanding Voting Stock of either Issuer, other than director’s qualifying shares and other shares required to be issued by law;

(3) (a) all or substantially all of the assets of Holdings and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) Holdings consolidates, amalgamates or merges with or into another Person or any Person consolidates, amalgamates or merges with or into Holdings, in either case, in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of Holdings immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing a majority of the total voting power of the Voting Stock of Holdings or the applicable surviving or transferee Person (or applicable parent thereof); provided that this clause (3) shall not apply (i) in the case where immediately after the consummation of the transactions Permitted Holders beneficially own Voting Stock representing in the aggregate a majority of the total voting power of Holdings or the applicable surviving or transferee Person (or applicable parent thereof) or (ii) to a consolidation, amalgamation or merger of Holdings with or into a (x) Person or (y) Wholly-Owned Subsidiary of a Person that, in either case, immediately following the transaction or series of transactions, has no Person or group (other than Permitted Holders) that beneficially owns Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of such Person and, in the case of clause (y), the parent of such Wholly-Owned Subsidiary guarantees Holdings’ obligations under the Notes and this Indenture; or

(4) Holdings shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the shareholders of Holdings.

“Change of Control Triggering Event” means the occurrence of both a (1) Change of Control and (2) Below Investment Grade Rating Event.

“Consolidated Tangible Assets” means total assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset amounts under GAAP) that, under GAAP, would be included on a consolidated balance sheet of Holdings and its Restricted Subsidiaries, less all assets shown on such consolidated balance sheet that are classified and accounted for as intangible assets of Holdings or any of its Restricted Subsidiaries or that otherwise would be considered intangible assets under GAAP, including, without limitation, franchises, trademarks, unamortized debt discount and goodwill.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Article III hereof substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Fitch” means Fitch Ratings, Ltd., a division of Fitch, Inc., or any successor ratings agency.

“Global Note Legend” means the legend set forth in Section 3.07, which is required to be placed on all Global Notes issued hereunder.

“Global Notes” means, individually and collectively, Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.14 of the Original Indenture and Section 2.07 hereof.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Investment Grade Rating” means a rating of BBB- or higher by Fitch (or its equivalent under any successor rating category of Fitch), a rating of Baa3 or higher by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or higher by S&P (or its equivalent under any successor rating category of S&P).

“Par Call Date” means January 15, 2024 (one month prior to the maturity date of the Notes).

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Holders” means at any time, the Chairman of the board of directors, the Chief Executive Officer, the President, any Managing Director, Executive Vice President, Senior Vice President or Vice President, any Treasurer and any Secretary of Holdings or other executive officer of Holdings or any Subsidiary of Holdings at such time. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Rating Date” means the date that is the day prior to the initial public announcement by Holdings or the proposed acquirer that (i) the proposed acquirer has entered into one or more binding agreements with Holdings or shareholders of Holdings that would give rise to a Change of Control or (ii) the proposed acquirer has commenced an offer to acquire outstanding Voting Stock of Holdings.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor rating agency.

“Treasury Rate” means, as of any redemption date, the rate per annum equal to the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to the Par Call Date, as determined by the Issuers; provided, however, that if the period from the redemption date to the Par Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Wholly-Owned Restricted Subsidiary” means any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

SECTION 1.02 Other Definitions.

Term	Defined in Section
“Change of Control Offer”	5.01	(a)
“Change of Control Payment”	5.01	(a)
“Change of Control Payment Date”	5.01	(b)(ii)
“Interest Payment Date”	2.05
“Record Date”	2.05

ARTICLE II

DESIGNATION AND TERMS OF THE NOTES

SECTION 2.01 Title and Aggregate Principal Amount. There is hereby created one Series of Notes designated: 3.150% Senior Notes due 2024 in an initial aggregate principal amount of $900,000,000.

SECTION 2.02 Execution. The Notes may forthwith be executed by the Issuers by manual, electronic or facsimile signature and delivered to the Trustee for authentication and delivery by the Trustee in accordance with the provisions of Section 2.04 of the Original Indenture.

SECTION 2.03 Other Terms and Form of the Notes. The Notes shall have and be subject to such other terms as provided in the Original Indenture and this Twenty-Fourth Supplemental Indenture and shall be evidenced by one or more Global Notes in the form of Exhibit A hereof and as set forth in Section 2.07 hereof; provided that notwithstanding anything in the Original Indenture to the contrary, for purposes of this Twenty-Fourth Supplemental Indenture and this series of 3.150% Senior Notes due 2024:

(a) Clause (b) of the definition of “Permitted Liens” in Section 1.01 of the Original Indenture, entitled “Definitions”, is hereby modified and replaced in its entirety as set forth below:

“Liens to secure the payment of all or part of the purchase price of property (other than property acquired for lease to a Person other than Holdings or a Restricted Subsidiary) upon the acquisition of such property by Holdings or a Restricted Subsidiary or to secure any indebtedness for borrowed money incurred or guaranteed by Holdings or a Restricted Subsidiary prior to, at the time of or within 180 days after the latest of the acquisition, completion of construction or commencement of full operation of such property, which indebtedness for borrowed money is incurred or guaranteed for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement, the Liens shall not apply to any property theretofore owned by Holdings or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;”.

(b) Section 4.02 of the Original Indenture, entitled “SEC Reports and Reports to Holders”, is hereby modified by replacing the reference in the first proviso to “Rule 3-10” with “Rules 3-10, 13-01 or 13-02”.

(c) Section 4.07 of the Original Indenture, entitled “Restrictions as to Dividends and Certain Other Payments”, is hereby deleted in its entirety and replaced with “[Reserved]” in lieu thereof.

(d) Section 4.08(b) of the Original Indenture, entitled “Restrictions on Liens”, is hereby modified and replaced in its entirety as set forth below:

“Notwithstanding the restrictions described in Section 4.08(a), Holdings and any one or more Restricted Subsidiaries may issue, assume or guarantee indebtedness for borrowed money secured by Liens that would otherwise be subject to the restrictions set forth in Section 4.08(a) in an aggregate amount that, together with all the other outstanding indebtedness for borrowed money of Holdings and its Restricted Subsidiaries secured by Liens (other than Permitted Liens), does not at the time of the issuance, assumption or guarantee thereof, exceed 20% of the Consolidated Tangible Assets of Holdings as shown on, or derived from, Holdings’ most recent quarterly or annual consolidated balance sheet.”.

(e) Section 4.09(b) of the Original Indenture, entitled “Additional Amounts”, is hereby modified and replaced in its entirety as set forth below:

“If an Issuer or a Guarantor is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes or any Guarantee, the Issuers and the Guarantors will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by Holders (including Additional Amounts) after such withholding or deduction will not be less than the amount Holders would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to (1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the relevant Holder, if the relevant Holder is an estate, nominee, trust or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction, but other than a connection arising from the acquisition, ownership or holding of such Note or the receipt of any payment in respect thereof); (2) any estate, inheritance, gift, sales, value added, excise, transfer, personal property tax or similar tax, assessment or governmental charge; (3) any Taxes imposed as a result of the failure of the relevant Holder or beneficial owner of the Notes to comply with a timely request in writing of any Issuer addressed to the Holder or beneficial owner, as the case may be (such request being made at a time that would enable such Holder or beneficial owner acting reasonably to comply with that request), to provide information concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request under applicable law, regulation or administrative practice would have reduced or eliminated such Taxes with respect to such Holder or beneficial owner, as applicable; (4) any Taxes that are payable other than by deduction or withholding from a payment of the principal of, premium, if any, or interest, if any, on the Notes; (5) any Taxes that are required to be deducted or withheld on a payment that are required to be made pursuant to Council Directive 2014/107/EU or any law implementing or complying with, or introduced in order to conform to such Directive; (6) as of January 2021, any Taxes withheld or deducted pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021) (a tax which applies to, among other things, interest payments made to an affiliated entity in a listed jurisdiction. For these purposes, a jurisdiction is considered a “listed jurisdiction”, if such jurisdiction (i) has a corporation tax on business profits with a general statutory rate of less than 9% and is designated as such in the ministerial decree of the Dutch Ministry of Finance or (ii) is included in the EU list of non-cooperative jurisdictions, in each case at the date of the relevant interest payment); or (7) any Taxes withheld or deducted pursuant to Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor version of such Sections), any U.S. Treasury regulations promulgated thereunder, any official interpretations thereof or any agreements or treaties (including any law implementing any such agreement or treaty) entered into in connection with the implementation thereof; nor will the Issuers or Guarantors pay Additional Amounts (a) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment (where presentation is permitted or required for payment) within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later, (b) with respect to any payment of principal of (or premium, if any, on) or interest on such Note to any Holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note, or (c) in respect of any Note where such withholding or deduction is imposed as a result of any combination of clauses (1), (2), (3), (4), (5), (6), (7), (a) and (b) of this paragraph.”.

(f) Section 4.12 of the Original Indenture, entitled “Restrictions on Investments in Unrestricted Subsidiaries”, is hereby deleted in its entirety and replaced with “[Reserved]” in lieu thereof.

(g) Section 6.01(4) of the Original Indenture is hereby modified and replaced in its entirety as set forth below:

“default under any mortgage, indenture (including this Indenture governing the Notes) or instrument under which there is issued, or which secures or evidences, any indebtedness for borrowed money of Holdings or any Restricted Subsidiary existing on, or created after, the date of this Indenture, which default shall constitute a failure to pay principal of such indebtedness in an amount exceeding $200,000,000 when due and payable (other than as a result of acceleration), after expiration of any applicable grace period with respect thereto, or shall have resulted in an aggregate principal amount of such indebtedness exceeding $200,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after there has been given a notice to Holdings by the Trustee, or to Holdings and the Trustee by the Holders of at least 25% in principal amount of the Notes of such Series at the time Outstanding;”.

(h) Sections 8.04(2), 8.04(3) and 8.04(4) of the Original Indenture are hereby modified by replacing references therein to “Holders” with references to “beneficial owners”.

(i) Section 11.09 of the Original Indenture, entitled “Agent for Service of Process; Submission to Jurisdiction”, is hereby modified by replacing the reference therein to “111 Eighth Avenue, New York, New York, 10011” with “28 Liberty Street, New York, New York 10005”.

SECTION 2.04 Further Issues. The Issuers may, from time to time, without the consent of the Holders of the Notes and in accordance with the Original Indenture and this Twenty-Fourth Supplemental Indenture, create and issue further notes in an unlimited principal amount having the same terms and conditions as the Notes in all respects (or in all respects except for the issue date and the amount and the date of the first interest payment thereon) so as to form a single Series with the Notes. The Notes and any such further notes shall be treated as a single class for all purposes under this Indenture; provided that if any such further notes are not fungible with the Notes for U.S. Federal income tax purposes, such further notes will have a separate CUSIP, ISIN or other identifying number, if applicable. Unless the context otherwise requires, all references to the Notes shall include any such further notes.

SECTION 2.05 Interest and Principal. The Notes will mature on February 15, 2024 and will bear interest at the rate of 3.150% per annum. The Issuers will pay interest on the Notes on each February 15 and August 15 (each an “Interest Payment Date”), beginning on February 15, 2021, to the Holders of record on the immediately preceding February 1 and August 1 (each a “Record Date”), respectively. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Payments of the principal of and interest on the Notes shall be made in Dollars, and the Notes shall be denominated in Dollars.

SECTION 2.06 Place of Payment. The place of payment where the Notes issued in the form of Definitive Notes may be presented or surrendered for payment, where the principal of and interest and any other payments due on the Notes issued in the form of Definitive Notes are payable and where the Notes may be surrendered for registration of transfer or exchange shall be the office or agency of the Issuers maintained for that purpose pursuant to Section 2.05 of the Original Indenture, and the office or agency maintained by the Issuers for such purpose shall initially be the Corporate Trust Office of the Trustee. All payments on Notes issued in the form of Global Notes shall be made by wire transfer of immediately available funds to the Depositary and, at the option of the Issuers, payment of interest on the Notes issued in the form of Definitive Notes may be made by check mailed to registered Holders.

SECTION 2.07 Form and Dating.

(a) General. The Notes will be substantially in the form of Exhibit A hereto. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Twenty-Fourth Supplemental Indenture and the Issuers and the Trustee, by their execution and delivery of this Twenty-Fourth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding principal amount of the Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Article III hereof.

SECTION 2.08 [Reserved].

SECTION 2.09 Depositary; Registrar. The Issuers initially appoint DTC to act as Depositary with respect to the Global Notes. The Issuers initially appoint the Trustee to act as the Registrar and the Paying Agent with respect to the Notes.

SECTION 2.10 Optional Redemption.

(a) Prior to the Par Call Date, the Issuers may redeem all or part of the Notes, after having sent a notice of redemption as described in Section 3.03 of the Original Indenture (except that, for the purposes of the Notes issued under this Twenty-Fourth Supplemental Indenture, such notice shall be required to be sent upon not less than 15 nor more than 45 days’ notice, rather than upon not less than 30 days nor more than 60 days’ notice), at a redemption price equal to the greater of (i) 100% of the principal amount of Notes being redeemed and (ii) the sum of the present value at such redemption date of all remaining scheduled payments of principal and interest on such Notes through the Par Call Date (excluding accrued but unpaid interest to the redemption date), discounted to the date of redemption using a discount rate equal to the Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b) On or after the Par Call Date, the Notes may be redeemed at the Issuers’ option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

SECTION 2.11 Redemption for Changes in Withholding Taxes.

(a) The Issuers are entitled to redeem the Notes, at the option of the Issuers, at any time in whole but not in part, upon not less than 15 nor more than 45 days’ notice (which notice shall be irrevocable) to the Holders (with a copy to the Trustee) mailed by first-class mail to each Holder’s registered address (or delivered electronically if held by DTC), at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) and Additional Amounts, if any, in the event the Issuers have become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts with respect to the Notes as a result of:

(i) a change in or an amendment to the laws (including any regulations, rulings or protocols promulgated and treaties enacted thereunder) of any Relevant Taxing Jurisdiction affecting taxation; or

(ii) any change in or amendment to, or the introduction of, any official position regarding the application, administration or interpretation of such laws, regulations, rulings, protocols or treaties (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date on which the Notes are issued (or, in the case of a jurisdiction that becomes a Relevant Taxing Jurisdiction after such date, on or after such later date), and where the Issuers cannot avoid such obligation by taking reasonable measures available to the Issuers. Notwithstanding the foregoing, no such notice of redemption will be given (x) earlier than 90 days prior to the earliest date on which the Issuers would be obliged to make such payment of Additional Amounts and (y) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.

(b) Before the Issuers publish or mail or deliver notice of redemption of the Notes as described above, the Issuers will deliver to the Trustee an Officers’ Certificate stating that the Issuers cannot avoid their obligation to pay Additional Amounts by taking reasonable measures available to them and that all conditions precedent to the redemption have been complied with. The Issuers will also deliver to the Trustee an Opinion of Counsel from outside counsel stating that the Issuers would be obligated to pay Additional Amounts as a result of a change or amendment described above and that all conditions precedent to the redemption have been complied with.

(c) This Section will apply mutatis mutandis to any jurisdiction in which any successor Person to an Issuer is incorporated or organized or any political subdivision or taxing authority or agency thereof or therein.

ARTICLE III

TRANSFER AND EXCHANGE

SECTION 3.01 Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchangeable pursuant to Section 2.08 of the Original Indenture for Definitive Notes if:

(a) the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 90 days after the date of such notice from the Depositary;

(b) the Issuers in their sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee; or

(c) an Event of Default with respect to the Notes represented by such Global Note shall have occurred and be continuing and the Holders of a majority in principal amount of the Notes have requested the Issuers to issue Definitive Notes.

Upon the occurrence of any of the preceding events in clause (a), (b) or (c) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Issuers and the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.09 and 2.11 of the Original Indenture. A Global Note may not be exchanged for a Definitive Note other than as provided in this Section 3.01; however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 3.02 or 3.03 hereof.

SECTION 3.02 Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Twenty-Fourth Supplemental Indenture and the Applicable Procedures. The transferor of such beneficial interest must deliver to the Registrar either:

(a)	both:

(A) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(B) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(b)	both:

(A) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(B) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in subclause (A) of this clause (b).

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 3.08 hereof.

SECTION 3.03 Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes. Subject to the terms hereof, including Section 3.01 hereof, if any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 3.02 hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 3.08 hereof, and the Issuers will execute and the Trustee, upon receipt of a Company Order in accordance with Section 2.04 of the Original Indenture, will authenticate and deliver to the Person designated in the instructions a Definitive

Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 3.03 will be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

SECTION 3.04 Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected at a time when a Global Note has not yet been issued, the Issuers will issue and, upon receipt of a Company Order in accordance with Section 2.04 of the Original Indenture, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

SECTION 3.05 Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 3.05, the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

SECTION 3.06 [Reserved].

SECTION 3.07 Legend. The following legend will appear on the face of all Global Notes issued under this Twenty-Fourth Supplemental Indenture unless specifically stated otherwise in the applicable provisions of this Twenty-Fourth Supplemental Indenture:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO ARTICLE III OF THE TWENTY-FOURTH SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENTS FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

SECTION 3.08 Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Original Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

SECTION 3.09 General Provisions Relating to Transfers and ExchangesSECTION 3.10 .

(a) To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of a Company Order in accordance with Section 2.04 of the Original Indenture.

(b) No service charge will be made to a Holder of a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.06 and 9.04 of the Original Indenture and Section 5.01 of this Twenty-Fourth Supplemental Indenture).

(c) The Registrar will not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(d) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e) The Issuers will not be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 of the Original Indenture and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(f) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(g) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.04 of the Original Indenture.

(h) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to Article III to effect a registration of transfer or exchange may be submitted by facsimile.

(i) Each Holder agrees to indemnify the Issuers, the Registrar and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law. Neither the Trustee nor the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

ARTICLE IV

LEGAL DEFEASANCE, COVENANT DEFEASANCE

AND SATISFACTION AND DISCHARGE

SECTION 4.01 Legal Defeasance, Covenant Defeasance and Satisfaction and Discharge. Article VIII of the Original Indenture (as modified herein) shall be applicable to the Notes. The Issuers may defease the covenant contained in Section 5.01 of this Twenty-Fourth Supplemental Indenture under the provisions of Section 8.03 of the Original Indenture.

ARTICLE V

COVENANTS

SECTION 5.01 Repurchase upon a Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event after the date of this Twenty-Fourth Supplemental Indenture, the Issuers will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to, but not including, the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b) Within 30 days following any Change of Control Triggering Event, the Issuers will send notice of such Change of Control Offer by first-class mail, or delivered electronically if held by DTC, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the register or otherwise in accordance with the procedures of DTC, with the following information:

(i) a Change of Control Offer is being made pursuant to this Section 5.01 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed or delivered (the “Change of Control Payment Date”);

(iii) any Note not properly tendered will remain Outstanding and continue to accrue interest;

(iv) unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on, but not including, the Change of Control Payment Date;

(v) the instructions determined by the Issuers consistent with this covenant that a Holder must follow in order to have its Notes purchased or to cancel a previous order of purchase; and

(vi) if such notice is mailed or delivered prior to the occurrence of a Change of Control Triggering Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event.

(c) While the Notes are in global form, when the Issuers make an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to DTC’s rules and regulations.

(d) If Holders of not less than 90% in aggregate principal amount of the Outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any other Person making a Change of Control Offer in lieu of the Issuers as described below, purchase all of the Notes validly tendered and not withdrawn by such Holders, the Issuers will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain Outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date of redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(e) The Issuers will not be required to make a Change of Control Offer following a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn pursuant to such Change of Control Offer or (2) notice of redemption has been given pursuant to this Indenture as described in Section 3.03 of the Original Indenture (as amended and supplemented by this Twenty-Fourth Supplemental Indenture), unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon the occurrence of such Change of Control Triggering Event.

(f) Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Notes issued but not Outstanding or will be retired and canceled at the option of the Issuers. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and Outstanding.

(g) The Issuers will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.

(h) On the Change of Control Payment Date, the Issuers (or any Person making a Change of Control Offer in lieu of the Issuers) will, to the extent permitted by law,

(i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii) at the option of the Issuers, unless a Person is making a Change of Control Offer in lieu of the Issuers, deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(i) The Paying Agent will promptly mail or otherwise deliver to each Holder of the Notes the Change of Control Payment for such Notes, and the Issuers shall execute and the Trustee, upon a Company Order, will promptly authenticate and mail, or will cause to be delivered electronically if held by DTC, to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum denomination of $150,000 and an integral multiple of $1,000 above that amount. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(j) Other than as specifically provided in this Section, any purchase pursuant to this Section shall be made pursuant to the provisions of Article III of the Original Indenture.

ARTICLE VI

MISCELLANEOUS

SECTION 6.01 Ratification of Original Indenture; Supplemental Indenture Part of Original Indenture. Except as expressly amended hereby, the Original Indenture, including Section 11.18 thereof regarding submission to jurisdiction, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Twenty-Fourth Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 6.02 Concerning the Trustee. The recitals contained herein and in the Notes, except with respect to the Trustee’s certificates of authentication, shall be taken as the statements of the Issuers, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Twenty-Fourth Supplemental Indenture or of the Notes.

SECTION 6.03 Multiple Originals; Electronic Signatures. This Twenty-Fourth Supplemental Indenture or any document to be signed in connection therewith may be executed by manual, electronic or facsimile signature in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of copies of this Twenty-Fourth Supplemental

Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Twenty-Fourth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Twenty-Fourth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “executed,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Twenty-Fourth Supplemental Indenture or any document to be signed in connection with this Twenty-Fourth Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee, except such acceptance shall not be unreasonably withheld or delayed.

SECTION 6.04 GOVERNING LAW. THIS TWENTY-FOURTH SUPPLEMENTAL INDENTURE AND EACH NOTE OF THE SERIES CREATED HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Twenty-Fourth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

SIGNED AND DELIVERED AS A DEED by

/s/ Ken Faulkner
As Attorney of AERCAP IRELAND CAPITAL DAC in the presence of:

Signature of Witness:	/s/ Helen O’Brien
Name of Witness:	Helen O’Brien
Address of Witness:	4450 Atlantic Avenue, Westpark,
Shannon, Co. Clare

Occupation/Title of Witness:	Admin Corporate Secretary

SIGNED AND DELIVERED AS A DEED for and on behalf of AERCAP GLOBAL AVIATION TRUST, a Delaware statutory trust by AerCap Ireland Capital DAC, its Regular Trustee

Name:	/s/ Ken Faulkner

Title:	Attorney

In the presence of:

Signature:	/s/ Helen O’Brien
Name:	Helen O’Brien
Address:	4450 Atlantic Avenue, Westpark,
Shannon, Co. Clare

[Signature Page to Twenty-Fourth Supplemental Indenture]

AERCAP HOLDINGS N.V.

By:	/s/ Peter Juhas
	Name:	Peter Juhas
	Title:	Chief Financial Officer

By:	/s/ Risteard Sheridan
	Name:	Risteard Sheridan
	Title:	Company Secretary

AERCAP AVIATION SOLUTIONS B.V.

By:	/s/ Johan-Willem Dekkers
	Name:	Johan-Willem Dekkers
	Title:	For and on behalf of AerCap Group Services, B.V., Director

SIGNED AND DELIVERED AS A DEED by

/s/ Ken Faulkner

As Attorney of AERCAP IRELAND LIMITED in the presence of:

Signature of Witness:	/s/ Helen O’Brien
Name of Witness:	Helen O’Brien
Address of Witness:	4450 Atlantic Avenue, Westpark,
Shannon, Co. Clare

Occupation/Title of Witness:	Admin Corporate Secretary

AERCAP U.S. GLOBAL AVIATION LLC

By:	/s/ Ken Faulkner
	Name:	Ken Faulkner
	Title:	Authorized Signatory

INTERNATIONAL LEASE FINANCE CORPORATION

By:	/s/ Patrick Ross
	Name:	Patrick Ross
	Title:	Vice President

[Signature Page to Twenty-Fourth Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President

[Signature Page to Twenty-Fourth Supplemental Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP/ISIN: 00774M AQ8 / US00774MAQ87

3.150% Senior Notes due 2024

No. [     ]                                                                                                                                                                                                    $[    ]

AERCAP IRELAND CAPITAL DAC and AERCAP GLOBAL AVIATION TRUST promise, jointly and severally, to pay to [    ] or registered assigns, the principal sum of [    ] Dollars on February 15, 2024 or such greater or lesser amount as may be indicated in Schedule A hereto.

Interest Payment Dates: February 15 and August 15

Record Dates: February 1 and August 1

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

AERCAP IRELAND CAPITAL DAC

By:
Name:
Title:

AERCAP GLOBAL AVIATION TRUST

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This Note is one of the 3.150% Senior Notes due 2024 referred to in the within-mentioned Indenture.

Dated:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

by
Authorized Signatory

[Reverse of Note]

3.150% Senior Notes due 2024

1.	Indenture

This Note is one of a duly authorized issue of Notes of the Issuers, designated as their 3.150% Senior Notes due 2024 (herein called the “Notes,” which expression includes any further notes issued pursuant to Section 2.04 of the Twenty-Fourth Supplemental Indenture (as hereinafter defined) and forming a single Series therewith), issued and to be issued under an indenture, dated as of May 14, 2014, as amended and supplemented by the fifth supplemental indenture, dated as of September 29, 2014, and the tenth supplemental indenture, dated as of January 26, 2017 (as so amended and supplemented, herein called the “Original Indenture”), as further supplemented by a twenty-fourth supplemental indenture, dated as of September 25, 2020 (the “Twenty-Fourth Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), among AERCAP IRELAND CAPITAL DAC (formerly known as AerCap Ireland Capital Limited), a designated activity company with limited liability incorporated under the laws of Ireland (the “Irish Issuer”), AERCAP GLOBAL AVIATION TRUST, a statutory trust organized under the laws of Delaware (the “U.S. Issuer” and, together with the Irish Issuer, the “Issuers,” and each, an “Issuer”), AERCAP HOLDINGS N.V., a public limited liability company organized under the laws of the Netherlands (“Holdings”), each of Holdings’ subsidiaries signatory thereto or that becomes a Guarantor pursuant to the terms of the Indenture (the “Subsidiary Guarantors”) and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, as trustee (the “Trustee”). Reference is hereby made to the Indenture and all indentures supplemental thereto relevant to the Notes for a complete description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuers and the Holders of the Notes. Capitalized terms used but not defined in this Note shall have the meanings ascribed to them in the Indenture.

The Indenture imposes certain limitations on the ability of Holdings and its Restricted Subsidiaries to create or incur Liens. The Indenture also imposes certain limitations on the ability of the Holdings and its Restricted Subsidiaries to merge, consolidate or amalgamate with or into any other person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of the property of Holdings and its Restricted Subsidiaries in any one transaction or series of related transactions.

Each Note is subject to, and qualified by, all such terms as set forth in the Indenture, certain of which are summarized herein, and each Holder of a Note is referred to the corresponding provisions of the Indenture for a complete statement of such terms. To the extent that there is any inconsistency between the summary provisions set forth in the Notes and the Indenture, the provisions of the Indenture shall govern.

2.	Interest

The Issuers promise to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuers will pay interest semiannually on February 15 and August 15 of each year, commencing on February 15, 2021. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including September 25, 2020. Interest shall be computed on the basis of a 360-day year of twelve 30 day months.

3.	Paying Agent, Registrar and Service Agent

Initially the Trustee will act as paying agent and registrar. Initially, CT Corporation System will act as service agent. The Issuers may appoint and change any paying agent, registrar or service agent without notice. Holdings or any of its Subsidiaries may act as paying agent, registrar or service agent.

4.	Defaults and Remedies; Waiver

Article VI of the Original Indenture (as amended and supplemented by the Twenty-Fourth Supplemental Indenture) sets forth the Events of Default and related remedies applicable to the Notes.

5.	Amendment

Article IX of the Original Indenture sets forth the terms by which the Notes and the Indenture may be amended.

6.	Change of Control

Upon the occurrence of a Change of Control Triggering Event, unless a third party makes a Change of Control Offer in accordance with the requirements set forth in the Indenture or the Issuers have previously or concurrently sent a redemption notice with respect to all the Outstanding Notes as described in Section 3.03 of the Original Indenture (as amended and supplemented by the Twenty-Fourth Supplemental Indenture), the Issuers will make an offer to purchase all of the Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to, but not including, the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

7.	Obligations Absolute

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligations of the Issuers, which are absolute and unconditional, to pay the principal of and any premium and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

8.	Sinking Fund

The Notes will not have the benefit of any sinking fund.

9.	Denominations; Transfer; Exchange

The Notes are issuable in registered form without coupons in minimum denominations of $150,000 principal amount and any integral multiple of $1,000 in excess thereof. When Notes are presented to the Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of the same Series, the Registrar shall register the transfer or make the exchange in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.06 and 9.04 of the Original Indenture and Section 5.01 of the Twenty-Fourth Supplemental Indenture).

The Issuers and the Registrar shall not be required (a) to issue, register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 of the Original Indenture and ending at the close of business on the day of selection; (b) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or (c) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

10.	Further Issues

The Issuers may from time to time, without the consent of the Holders of the Notes and in accordance with the Indenture, create and issue further notes having the same terms and conditions as the Notes in all respects (or in all respects except for the issue date and the amount and the date of the first interest payment thereon) so as to form a single Series with the Notes.

11.	Optional Redemption

(a) Prior to the Par Call Date, the Issuers may redeem all or part of the Notes, after having sent a notice of redemption as described in Section 3.03 of the Original Indenture (except that, for the purposes of the Notes issued under the Twenty-Fourth Supplemental Indenture, such notice shall be required to be sent upon not less than 15 nor more than 45 days’ notice, rather than upon not less than 30 nor more than 60 days’ notice), at a redemption price equal to the greater of (i) 100% of the principal amount of Notes being redeemed or (ii) the sum of the present value at such redemption date of all remaining scheduled payments of principal and interest on such Notes through the Par Call Date (excluding accrued but unpaid interest to the redemption date), discounted to the date of redemption using a discount rate equal to the Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b) On or after the Par Call Date, the Notes may be redeemed at the Issuers’ option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

12.	Redemption for Changes in Withholding Taxes

(a) The Issuers are entitled to redeem the Notes, at the option of the Issuers, at any time in whole but not in part, upon not less than 15 nor more than 45 days’ notice (which notice shall be irrevocable) to the Holders (with a copy to the Trustee) mailed by first-class mail to each Holder’s registered address (or delivered electronically if held by DTC), at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) and Additional Amounts, if any, in the event the Issuers have become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts with respect to the Notes as a result of:

(i) a change in or an amendment to the laws (including any regulations, rulings or protocols promulgated and treaties enacted thereunder) of any Relevant Taxing Jurisdiction affecting taxation; or

(ii) any change in or amendment to, or the introduction of, any official position regarding the application, administration or interpretation of such laws, regulations, rulings, protocols or treaties (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date on which the Notes are issued (or, in the case of a jurisdiction that becomes a Relevant Taxing Jurisdiction after such date, on or after such later date), and where the Issuers cannot avoid such obligation by taking reasonable measures available to the Issuers. Notwithstanding the foregoing, no such notice of redemption will be given (x) earlier than 90 days prior to the earliest date on which the Issuers would be obliged to make such payment of Additional Amounts and (y) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.

(b) Before the Issuers publish or mail or deliver notice of redemption of the Notes as described above, the Issuers will deliver to the Trustee an Officers’ Certificate stating that the Issuers cannot avoid their obligation to pay Additional Amounts by taking reasonable measures available to them and that all conditions precedent to the redemption have been complied with. The Issuers will also deliver to the Trustee an Opinion of Counsel from outside counsel stating that the Issuers would be obligated to pay Additional Amounts as a result of a change or amendment described above and that all conditions precedent to the redemption have been complied with.

(c) This Section will apply mutatis mutandis to any jurisdiction in which any successor Person to an Issuer is incorporated or organized or any political subdivision or taxing authority or agency thereof or therein.

13.	Persons Deemed Owners

The ownership of Notes shall be proved by the register maintained by the Registrar.

14.	No Recourse Against Others

No director, officer, employee, incorporator or stockholder of the Issuers, as such, will have any liability for any obligations of the Issuers under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

15.	Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Issuers at any time may terminate some or all of their obligations under the Notes and the Indenture if the Issuers deposit with the Trustee money and/or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

16.	Unclaimed Money

Any money deposited with the Trustee or any Paying Agent, or then held by an Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuers on their request or, if then held by an Issuer, shall be discharged from such trust. Thereafter the Holder of such Note shall look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

17.	Trustee Dealings with the Issuers

Subject to certain limitations imposed by the TIA, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co paying agent may do the same with like rights.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes and have directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20.	Governing Law

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Issuers will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint to transfer this Note on the books of the Issuers. The agent may substitute another to act for him or her.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuers pursuant to Section 5.01 of the Twenty-Fourth Supplemental Indenture, check the box: ☐

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 5.01 of the Twenty-Fourth Supplemental Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Schedule A

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decreas e in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in Global Form